Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of Imperalis Holding Corp., a Nevada corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: September 8, 2022

BITNILE HOLDINGS, INC.
/s/ David J. Katzoff
DAVID J. KATZOFF	By:	/s/ Milton C. Ault, III
		Name:	Milton C. Ault, III
		Title:	Executive Chairman

BITNILE, INC.

By:	/s/ Henry C.W. Nisser
	Name:	Henry C.W. Nisser
	Title:	President

DIGITAL POWER LENDING, LLC

By:	/s/ David J. Katzoff
	Name:	David J. Katzoff
	Title:	Manager